Exhibit 99.1  Subscription Agreement

Lazaro Roig

12905 W. Okeechobee Rd. 3

Hialeah Garden, FL 33018

Telephone (305) 556-7620

Dear Sirs:

Concurrent with the signing of this agreement, the undersigned (the "Purchaser")is purchasing ________________ shares of common stock (the "Shares") of Mary Feed, Inc., a Florida corporation (the "Company") at a price of $0.15 per Share (the "Subscription Price") pursuant to the offering in the Company's current Form S-1, a copy of which the Purchaser acknowledges receiving from the Company.

The Purchase confirms the subscription for and the purchase of the Shares and agrees to pay the Subscription Price for the Shares as calculated below. The Purchaser further confirms that Lazaro Roig solicited the Purchaser to purchase the Shares and no other person participated in such solicitation other than Mr. Roig.

Calculation of Subscription Price

____________________________________ X US$0.15  = US$ _________________________

Number of Shares Purchased

Total Subscription Price $_________

Form of Payment: Cash: __________     Check: __________   Other: __________

Make check payable to: Mary Feed, Inc.

Please ensure funds are in US Dollars

Dated: _____________________________

Instructions for issuance of shares:

____________________________________        ____________________________________

Signature of Purchaser

____________________________________        ____________________________________

Name of Purchaser

____________________________________        ____________________________________

Address of Purchaser

____________________________________

____________________________________

Mary Feed, Inc.

By: ________________________________

Lazaro Roig

Title: President